UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): June 3, 2010

WATERSIDE CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	811-08387	54-1694665
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3092 Brickhouse Court, Virginia Beach, Virginia	23452
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (757) 626-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS

As Waterside Capital Corporation (the “Company”) disclosed in its Annual Report for Fiscal 2009, filed October 21, 2009, as of June 30, 2009 the Company exceeded the maximum allowable capital impairment percentage for its outstanding debentures (the “Debentures”) guaranteed by the Small Business Administration (“SBA”). As a result, the Company was in default under the Debentures and entered into discussions with the SBA regarding the Company’s plan to cure its capital impairment, which the SBA accepted. The Company was not able to cure its default under the Debentures within the timeframe accepted by the SBA. Consequently, the SBA informed the Company on March 31, 2010 that it is accelerating the amount due on the Debentures and demanding payment of such amount by April 14, 2010.

The following information is provided as an update:

WSCC, as anticipated, did not have liquid capital resources sufficient to pay off the outstanding principal and accrued interest and fees on the SBA Debentures by April 14, 2010. The SBA Debentures remain outstanding.

WSCC has met and reviewed its portfolio company investments in detail with representatives of the SBA. WSCC management presented the SBA with a liquidation plan that WSCC believes has the potential to pay off the SBA within as few as three years, although this may not be true depending upon the actual performance of each portfolio company. Under certain circumstances relating to portfolio company performance, it is conceivable that cash might then be available for distribution to WSCC shareholders after repayment of the SBA Debentures and payment of WSCC operating expenses.

The SBA has indicated to WSCC management that it is reviewing the WSCC plan, the WSCC portfolio companies’ performance metrics and prospects, and is developing its own assessment of the value of the WSCC portfolio. WSCC has presented the case to the SBA that its extensive knowledge of its portfolio companies and their respective managers makes it best suited to realize maximum value for the SBA and WSCC shareholders. That said, WSCC management anticipates that it is more likely than not that the SBA will elect to go the route of receivership. It is anticipated that the SBA will make a decision within approximately 60 days to (a) enter into an agreement with WSCC to continue to manage the portfolio or (b) pursue a receivership to manage the WSCC investments. WSCC believes that it is less likely that any value will remain for WSCC shareholders if the SBA chooses the receivership route.

Regardless of the path selected by the SBA, the existing terms of the agreements between WSCC and each portfolio company will continue in place.

WSCC cannot offer assurance that it will be able to work out a plan with the SBA that will enable WSCC management to continue to manage its investments. If such a plan cannot be worked out, it is likely the SBA would appoint a receiver to manage the WSCC assets. Whether WSCC is able to remain a manager of WSCC assets or not, WSCC cannot offer any assurance that its portfolio company investments will generate cash in sufficient amounts to repay the SBA Debentures, let alone provide any value to WSCC shareholders.

It was the intention of WSCC to hold its 2009 annual meeting prior to its current fiscal year ending June 30, 2010. However, given the current uncertainty of WSCC’s relationship with the SBA, the WSCC believes that it is financially and functionally prudent to delay the next annual meeting until SBA has notified WSCC of its decisions. WSCC is proceeding with its annual audit effective June 30, 2010.

A copy of the Company’s press release regarding an update on the acceleration of the Debentures is attached hereto as Exhibit 99.1 and hereby incorporated into this Item 8.01.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

99.1	Press Release dated June 3, 2010

SIGNATURES

Pursuant to the requirement of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Waterside Capital Corporation

By:	/S/ FRANKLIN P. EARLEY
President and Chief Executive Officer

Dated: June 4, 2010

EXHIBIT INDEX

Number	Description of Exhibit

99.1	Press Release dated June 3, 2010

4